Exhibit 4.1

Description of the Corporation’s Common Stock Registered
Under Section 12 of the Exchange Act of 1934

The following is a description of the common stock of Lockheed Martin Corporation (the “Corporation”) and certain provisions of the Maryland General Corporation Law (“MGCL”) that may be applicable to stockholders of the Corporation. This description is subject to and qualified in its entirety by reference to the Corporation’s Charter, as amended (“Charter”), and Bylaws, as amended and restated (“Bylaws”), each of which are incorporated by reference as exhibits 3.1 and 3.2, respectively, to this Annual Report on Form 10-K, and to the provisions of the MGCL. We encourage you to read our Charter and Bylaws, and the applicable provisions of the MGCL, for additional information.

Authorized Capital Stock

The authorized shares of stock of the Corporation consist of 1,550,000,000 shares, divided into 50,000,000 shares of Series Preferred Stock, $1.00 par value per share (“Preferred Stock”), and 1,500,000,000 shares of Common Stock, $1.00 par value per share (“Common Stock”). There are no shares of Preferred Stock outstanding.

Common Stock

Fully Paid and Non-Assessable

All outstanding shares of Common Stock are fully paid and non-assessable.

Voting Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, each share of Common Stock entitles the holder to one vote per share on all matters upon which stockholders are entitled to vote. The Corporation’s Board of Directors (“Board of Directors”) is not classified and each director is elected annually. The Bylaws establish a majority voting standard for director elections, which requires a director to receive more votes cast for election than votes cast against election for that director to be elected. If, however, a stockholder has duly nominated an individual for election to the Board of Directors and the nomination has not been withdrawn on or prior to the 14th day prior to the date on which the Corporation first mails notice of a stockholders’ meeting, then a plurality of all votes cast is sufficient to elect a nominee to the Board of Directors. The Charter does not provide for cumulative voting for the election of directors, except as described below under “Certain Provisions of the Charter, Bylaws and the MGCL—Cumulative Voting for Directors.”

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to dividends and other distributions, if any, authorized by the Board of Directors in accordance with the MGCL.

Liquidation Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, holders of Common Stock share ratably in all assets legally available for distribution to stockholders in the event of dissolution of the Corporation.

Other Rights and Preferences

Our Common Stock has no preferences, preemptive, conversion or exchange rights, and is not subject to any redemption or sinking fund provisions or to calls or assessments by, or liabilities of, the Corporation. Holders of Common Stock may act by written consent only if the consent is unanimous.

Certain Provisions of the Charter, Bylaws and the MGCL

Certain provisions of the Charter, Bylaws and the MGCL could have the effect of delaying, deferring or preventing a change in control of the Corporation by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by the Board of Directors. The provisions described below are designed to reduce the vulnerability of the Corporation to an unsolicited proposal for the restructuring or sale of all or substantially all of the assets of the Corporation or an unsolicited takeover attempt which does not provide that all of the Corporation’s outstanding shares will be acquired or which is otherwise unfair to stockholders. The summary of the provisions set forth below is subject to and qualified in its entirety by reference to the Charter and Bylaws of the Corporation and the MGCL.

Maryland Business Combination Act

The Maryland Business Combination Act (“MBCA”) provides as a general rule, that, unless an exemption from the MBCA applies, a Maryland corporation may not engage in any “business combinations” with an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the MBCA, a sale, lease, transfer or other disposition of assets, or issuance or transfer or reclassification of equity securities, liquidation or dissolution plans, and receipt of certain benefits by the interested stockholder or its affiliates. The MBCA defines an “interested stockholder” as (i) any person who beneficially owns, directly or indirectly, 10 percent or more of the voting power of the corporation’s shares or (ii) an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10 percent or more of the voting power of the corporation’s then outstanding voting stock.

A person is not an “interested stockholder” under the MBCA if a corporation’s board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder.

After the five-year moratorium described above, a business combination between a corporation and an interested stockholder or an affiliate of an interested stockholder must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least (i) 80 percent of the votes entitled to be cast by holders of outstanding shares of the corporation’s voting stock and (ii) two-thirds of the votes entitled to be cast by holders of the corporation’s voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as prescribed by the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. In the case of approval of a business combination after the five-year moratorium described above, certain special appraisal rights are available to stockholders objecting to the business combination.

None of these provisions of the MGCL will apply, however, to business combinations that are approved or exempted by the corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Through a charter provision or a resolution of the board of directors, a Maryland corporation may elect not to be subject to the MBCA, in whole or in part. The Corporation has not so elected.

Interested Stockholder Provisions of the Charter

Independent of the MBCA, the Charter provides that, among other things, (i) any merger or consolidation of the Corporation or any subsidiary of the Corporation with an interested stockholder or a person that would become an affiliate of an interested stockholder as a result of such merger or consolidation, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition with an interested stockholder or its affiliate of any assets of the Corporation with an aggregate fair market value of $10 million or more, (iii) the issuance or transfer by the Corporation (in one transaction or a series of transactions) of equity securities of the Corporation or a Subsidiary with an aggregate fair market value of $10 million or more to the interested stockholder or its affiliate, (iv) the adoption of any plan of liquidation or dissolution of the Corporation proposed by an interested stockholder or its affiliate, or (v) any other transaction that has the effect of increasing the proportionate share of any class of equity or convertible securities of the Corporation or a Subsidiary owned by the interested stockholder or its affiliate, requires the affirmative vote of the holders of a majority of the voting power of the voting stock not beneficially owned by any interested stockholder, voting together as a single class; provided, however, that no such vote is required for (i) any transaction approved by a majority of the Corporation’s disinterested directors, and (ii) any transaction with an interested stockholder who has beneficially owned its shares of voting stock for two years or more.

In addition, any purchase by the Corporation of shares of voting stock from an interested stockholder who has beneficially owned its shares for less than two years prior to the date of such purchase, other than pursuant to an offer to the holders of all of the outstanding shares of the same class as those so purchased, at a per share price in excess of the market price of such shares at the time of purchase, must be approved by the holders of a majority of the outstanding voting stock not beneficially owned by the interested stockholder.

For purposes of these provisions of the Charter, an interested stockholder is any person other than the Corporation or any subsidiary of the Corporation (or any employee benefit plan maintained by the Corporation or such a subsidiary) who is the beneficial owner, directly or indirectly, of 5 percent or more of the outstanding voting power of the Corporation’s stock, or an affiliate of the Corporation who within the two-year period prior to the date as of which a determination is made was the beneficial owner, directly or indirectly, of 5 percent or more of the then outstanding voting power of the Corporation’s stock.

Control Share Acquisition Provisions of the MGCL

Subtitle 7 of Title 3 of the MGCL (the “Control Share Acquisition Statute”) provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding “interested shares,” which means any shares in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. If voting rights are not approved, then the control shares are subject to redemption by the corporation.

“Control shares” are outstanding voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

Subject to certain exceptions included in the Control Share Acquisition Statute, a “control share acquisition” is the acquisition of the ownership of, or the power to direct the exercise of voting power with respect to, “control shares.”

The Corporation’s Bylaws provide that the Control Share Acquisition Statute does not apply to the acquisition of the Corporation’s shares.

Cumulative Voting for Directors

Under the Charter, if any person other than the Corporation itself or a subsidiary of the Corporation (or any employee benefit plan maintained by the Corporation or such a subsidiary) beneficially owns voting stock representing 40 percent or more of the votes entitled to be cast by all holders of outstanding voting stock, (i) directors will be elected by cumulative voting, and (ii) one or more candidates may be nominated by certain disinterested directors or by any beneficial owner of voting stock with a market value of $250,000 or more. Cumulative voting provides each stockholder with one vote for each director being elected and permits each stockholder to cast any or all of their votes for one or more directors.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL, commonly referred to as the Maryland Unsolicited Takeovers Act (“MUTA”), permits a Maryland corporation’s board of directors, without stockholder approval and regardless of what is currently provided in the corporation’s charter or bylaws, to adopt certain provisions, that may have the effect of limiting or precluding a third party from making an acquisition proposal for the corporation or of delaying, deferring or preventing a change in control of the corporation. The provisions that may be adopted under MUTA are (i) a mandatory classification of the board of directors into three classes, (ii) a requirement that at least two-thirds of all the votes entitled to be cast generally in the election of directors approve any removal of a director, (iii) a requirement that the number of directors be fixed only by the board of directors, (iv) a requirement that a vacancy on the board of directors be filled only by the remaining directors and, if the board of directors is classified, for the remainder of the full term of the class of directors in which the vacancy occurs, and (v) a requirement that a stockholder-requested special meeting may only be called by a request of stockholders entitled to cast a majority of all votes entitled to be cast at the meeting.

Through a charter provision or a resolution of the board of directors, a Maryland corporation may elect not to be subject to the MUTA, in whole or in part. The Corporation has not so elected.

Undesignated Preferred Stock

The Board of Directors is authorized to issue shares of Preferred Stock, in one or more series or classes, and to fix for each such series or class the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, as are permitted by the MGCL. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of shares of Common Stock might believe to be in their best interests or in which such holders might receive a premium for their shares of stock over the then market price of such shares.

Removal of Directors; Vacancies

The Charter and Bylaws provide that, subject to the terms of any Preferred Stock that may be outstanding, a director may be removed by the stockholders only for cause and only by the affirmative vote of at least a majority of the votes entitled to be cast generally for the election of directors. This provision may impede stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

The Charter and Bylaws provide that, subject to the terms of any Preferred Stock that may be outstanding, vacancies in the Board of Directors, except for vacancies resulting from an increase in the number of directors, may be filled only by a majority vote of the remaining directors then in office, even if less than a quorum, except that vacancies resulting from removal from office by a vote of the stockholders may be filled by the stockholders at the same meeting at which such removal occurs. Vacancies resulting from an increase in the number of directors may be filled only by a majority vote of the entire Board of Directors. This provision may make it more difficult for stockholders to change the composition of the Board of Directors.

Advance Notice of Stockholder Director Nominations and Proposals

The Bylaws provide that stockholder nominations for directors or proposals for business at an annual or special stockholders meeting must comply with certain advance notice provisions set forth in the Bylaws.